AMENDMENT
TO
FOLDERA, INC.
2005 STOCK OPTION PLAN

The following provision is hereby incorporated into, and is hereby made a part of, that certain 2005 Stock Option Plan (the “Plan”) of Foldera, Inc., a Nevada corporation (the “Company”), and such provision shall be effective immediately. All capitalized terms in the Amendment, to the extent not otherwise defined herein, shall have the meanings assigned to such terms in the Plan.

Section 3 of the Plan is hereby deleted in its entirety and the following is hereby substituted in place thereof:

“3. Stock Subject to the Plan. Subject to the provisions of Section 11 of the Plan, the maximum aggregate number of Shares which may be optioned and sold under the Plan is 18,800,000 Shares. The Shares may be authorized, but unissued, or reacquired Common Stock.”

Section 11(c) of the Plan is hereby deleted in its entirety and the following is hereby substituted in place thereof:

“(c) Merger. In the event of a merger of the Company with or into another corporation, or the sale of substantially all of the assets of the Company, each outstanding Option shall either fully vest and become immediately exercisable or have an equivalent option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. The selection of the Option becoming fully vested or whether the Option shall be substituted with an equivalent option by the successor corporation or a Parent or Subsidiary of the successor corporation, if so offered, shall be at the sole choice of the Optionee.

In the event that the successor corporation does not offer to assume or substitute for the Option, the Optionee shall automatically fully vest in and have the right to exercise the Option as to all of the Optioned Stock, including Shares as to which it would not otherwise be vested or exercisable ("Acceleration of Vesting"). If an Option becomes fully vested and exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Administrator shall notify the Optionee in writing that the Option shall be fully vested and exercisable for a period of thirty (30) days from the date of such notice, and the Option shall terminate upon the expiration of such period.

For the purposes of this subsection (c), the Option shall be considered assumed if, following the merger or sale of assets, the option confers the right to purchase or receive, for each Share of Optioned Stock subject to the Option immediately prior to the merger or sale of assets, the consideration (whether stock, cash, or other securities or property) received in the merger or sale of assets by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or sale of assets is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option, for each Share of Optioned Stock subject to the Option, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the merger or sale of assets.”

Except as expressly modified hereby, all other terms and provisions of the Plan shall remain in full force and effect, are incorporated herein by this reference, and shall govern the conduct of the Board; provided, however, to the extent of any inconsistency between the provisions of the Plan and this Amendment, the provisions of this Amendment shall control

APPROVED BY THE BOARD OF DIRECTORS OF FOLDERA, INC. EFFECTIVE DECEMBER 6, 2007